As filed with the Securities and Exchange Commission on July 29, 2016
Registration No. 333-               .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Southern Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-0690070 (I.R.S. Employer Identification No.)
30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia (Address of principal executive offices)	30308 (Zip Code)

AGL RESOURCES INC. RETIREMENT SAVINGS PLUS PLAN
NICOR GAS THRIFT PLAN
(Full title of the plans)

MELISSA K. CAEN, CORPORATE SECRETARY
THE SOUTHERN COMPANY
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(Name and address of agent for service)
(404) 506-5000
(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

ART P. BEATTIE Executive Vice President and Chief Financial Officer THE SOUTHERN COMPANY 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308	ERIC A. KOONTZ TROUTMAN SANDERS LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308-2216

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $5 per share (the “Common Stock”)	7,500,000 shares	$53.28	$399,600,000	$40,239.72
Common Stock, par value $5 per share	500,000 shares	$53.28	$26,640,000	$2,682.65

(1)
Amount to be registered consists of 7,500,000 shares of Common Stock that may be issued under the AGL Resources Inc. Retirement Savings Plus Plan (the “AGLR Plan”) and 500,000 shares of Common Stock that may be issued under the Nicor Gas Thrift Plan (the “Nicor Plan” and, together with the AGLR Plan, the “Plans”).  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also includes an indeterminate amount of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, and an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)
Pursuant to Rule 457(h)(1) these figures are based upon the average of the high and low prices paid for a share of the Company’s Common Stock on July 28, 2016, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The documents listed below are incorporated by reference in this registration statement; and all documents subsequently filed by The Southern Company (the “Company” or the “registrant”) or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post‑effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided however, the registrant is not incorporating any information filed under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

(a)	(1)	The registrant’s Annual Report on Form 10‑K for the year ended December 31, 2015.
	(2)	The AGLR Plan’s Annual Report on Form 11-K for the year ended December 31, 2015 (File No. 001-14174).
	(3)	The Nicor Plan’s Annual Report on Form 11-K for the year ended December 31, 2015 (File No. 001-14174).
(b)	(1)
The registrant’s Current Reports on Form 8‑K dated February 2, 2016 (Item 8.01 only), April 1, 2016 (Item 8.01 only), April 4, 2016, April 14, 2016, April 26, 2016 (Item 8.01 only), May 5, 2016 (two reports), May 19, 2016, May 25, 2016, July 1, 2016 (Item 8.01 only), July 10, 2016 (Item 8.01 only) and July 26, 2016 (Item 8.01 only).

	(2)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.
(c)		The description of the registrant’s Common Stock contained in Registration No. 333-202413 filed under the Securities Act of 1933, as amended.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.
Item 6.    Indemnification of Directors and Officers.
Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The same section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Also, the section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

The By-Laws of the Company provide in substance that no present or future director or officer of the Company shall be liable for any act, omission, step or conduct taken or had in good faith which is required, authorized or approved by order issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating the Company or its subsidiaries by reason of their being public utility companies or public utility holding companies, or any amendment to any thereof. In the event that such provisions are found by a court not to constitute a valid defense, each such director and officer shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or her or imposed on him or her in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in such By-Laws described.

The By-Laws of the Company further provide as follows:

“Each person who is or was a director or officer of the Corporation and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation as a matter of right against any and all expenses (including attorneys’ fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person.

Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such claim, action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation under this Section or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Corporation.”

The Company has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit Number
4.1	-
Composite Certificate of Incorporation of the Company, reflecting all amendments thereto through May 25, 2016. (Designated in Registration No. 33-3546 as Exhibit 4(a), in Certificate of Notification, File No. 70-7341, as Exhibit A, in Certificate of Notification, File No. 70-8181, as Exhibit A, in Form 8-K dated May 26, 2010, File No. 1-3526, as Exhibit 3.1 and in Form 8-K dated May 25, 2016, File No. 1-3526, as Exhibit 3.1.)

4.2	-	By-laws of the Company as amended effective May 25, 2016, and as presently in effect. (Designated in Form 8-K dated May 25, 2016, File No. 1-3526, as Exhibit 3.2.)
4.3(a)	-	AGL Resources Inc. Retirement Savings Plus Plan as amended and restated effective June 28, 2013.
4.3(b)	-	First Amendment to the AGL Resources Inc. Retirement Savings Plus Plan.
4.4(a)	-	Nicor Gas Thrift Plan as amended and restated effective as of January 1, 2014.
4.4(b)	-	First Amendment to the Nicor Gas Thrift Plan.
5.1	-	Opinion of Troutman Sanders LLP, counsel to the Company.
23.1	-	Consent of Troutman Sanders LLP (included in Exhibit 5.1 above).
23.2	-	Consent of Deloitte & Touche LLP.

Exhibit Number
23.3	-	Consent of PricewaterhouseCoopers LLP.
23.4	-	Consent of BDO USA, LLP related to the AGL Resources Inc. Retirement Savings Plus Plan.
23.5	-	Consent of BDO USA, LLP related to the Nicor Gas Thrift Plan.
24.1	-	Power of Attorney and Resolution.
Exhibits listed above which have previously been filed with the Securities and Exchange Commission and which were designated as noted above are incorporated herein by reference.
In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that the Plans and any amendments thereto have been submitted to the Internal Revenue Service (the “IRS”) in a timely manner and all changes required by the IRS have been made in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9.    Undertakings.
(a) Undertaking related to Rule 415 offering:
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934  that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Undertaking relating to filing of registration statement on Form S-8:
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, The Southern Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 29, 2016.

THE SOUTHERN COMPANY

By:	Thomas A. Fanning
Chairman, President and Chief Executive Officer

By:	/s/Melissa K. Caen
Melissa K. Caen Attorney-in-Fact
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Thomas A. Fanning	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

Art P. Beattie	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Ann P. Daiss	Comptroller and Chief Accounting Officer (Principal Accounting Officer)

Juanita Powell Baranco
Jon A. Boscia
Henry A. Clark III
David J. Grain
Veronica M. Hagen
Warren A. Hood, Jr.
Linda P. Hudson
Donald M. James
John D. Johns
Dale E. Klein
William G. Smith, Jr.
Larry D. Thompson
E. Jenner Wood III
Directors

By:	/s/Melissa K. Caen	July 29, 2016
Melissa K. Caen Attorney-in-Fact

The AGLR Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 29, 2016.

AGL RESOURCES INC. RETIREMENT SAVINGS PLUS PLAN
By:	/s/Matthew Kim
Matthew Kim, Member of Administration Committee for the AGL Resources Inc. Retirement Savings Plus Plan

The Nicor Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 29, 2016.

NICOR GAS THRIFT PLAN
By:	/s/Matthew Kim
Matthew Kim, Member of Administration Committee for the Nicor Gas Thrift Plan